Code of Ethics and Conduct

The following Code of Ethics and Conduct has been adopted for all Cliffwater LLC staff. The purpose is to outline the requirements for the highest ethical standards and professional conduct of our business by firm members and employees.

The standards are consistent with the Code of Ethics and Professional Conduct adopted by the
Association for Investment Management and Research (AIMR) for its members. The Cliffwater
Compliance Manual and related policies and procedures outline ethical and legal requirements in greater detail, and should be read and understood by each Cliffwater employee.

All employees will receive a copy of this Code and any amendments, and employees will sign an acknowledgement of their receipt. In addition, each employee will sign an annual certification of their compliance with the firm’s Code of Ethics and Conduct.

Code of Ethics:

1)	Employees must keep information about all clients confidential.

2)	Employees must act for the benefit of clients and place client interests before their own or the interests of Cliffwater.

3)	Employees must exercise reasonable care and judgment in providing service to clients.

4)	Employees must deal fairly and objectively with all clients and prospects.

5)	Employees must not accept gifts, benefits or consideration that could reasonably be expected to create a conflict of interest with Cliffwater’s or a client’s interest. Any accepted compensation, gifts or entertainment are to be reported on Cliffwater’s gift log.

6)	Employees who possess material non-public information that could affect the value of an investment must not act on the information.

7)	Employees not must engage in any conduct involving dishonesty, fraud or other act that reflect adversely on their integrity or that of Cliffwater.

8)	Employees must understand, uphold, and comply with applicable laws, rules and regulations related to Cliffwater’s business activities. This includes adherence to Cliffwater policies related to political contributions to state and local officials where Cliffwater may be providing or seeking government business.

9)	Employees must disclose all matters that could reasonably be expected to impair their independence and objectivity in their duty to Cliffwater or its clients.

10)	Employees must report any knowledge of conduct that does not meet the highest ethical standards to their supervisor and/or the Chief Executive Officer.

11)	Employees must conduct their personal investing activities in a manner to avoid actual or potential conflicts of interest with Cliffwater clients and Cliffwater itself. No employee may use his or her position with Cliffwater, or any investment opportunities they learn of because of his or her position with Cliffwater, to the detriment of our clients of Cliffwater. In order to monitor securities transactions, including prohibited transactions, Cliffwater has adopted procedures for all employees to follow that are outlined in the Cliffwater Compliance Manual. These procedures include pre-clearance approval for personal trading transactions involving IPO’s, private placements, and securities issued by clients or other securities placed on a restricted list, and regular reporting and review of securities trades and holdings. See Cliffwater
Compliance Manual, sections VI, VII, VIII, and IX. All employees are subject to the following compliance reporting requirements:
·	Initial reporting: A report of all securities accounts held by the individual and/or immediate family members living in the same household, and a report of all securities held by these individuals within 10 days of becoming an employee of Cliffwater.
·	Quarterly reporting: Quarterly reporting of all securities traded by the individual and/or immediate family members living in the same household during the preceding quarter on a quarterly securities transaction report within 30 days of the end of the quarter. The report includes trade dates, transaction types, names of securities, quantities, prices, broker dealers / banks, and a certification that the reported transactions are not prohibited and that pre-clearance, if required, was obtained. In lieu of quarterly reporting, an employee can choose to provide duplicate transaction confirmations and monthly statements to Cliffwater from the firms which hold their securities accounts.
·	Annual reporting: An annual report of all securities accounts held by the individual and/or immediate family members living in the same household, an annual report of all securities held in those accounts, and an annual certification of compliance with Cliffwater’s Code of
Ethics and Conduct and adherence to policies and procedures in Cliffwater’s Compliance
Manual.

Code of Conduct for Business Practices:

1)	Investment professionals must make reasonable inquiry into client’s objectives, financial situation, and constraints before making investment recommendations.

2)	Investment professionals must exercise diligence, independence and thoroughness in analyzing investments and making investment recommendations.

3)	Investment recommendations and analysis must have a reasonable and adequate basis and be supported by appropriate research and investigation.

4)	Investment professionals must make reasonable efforts to ensure that investment information presented is fair, accurate and complete, and must not knowingly misrepresent facts related to investment analysis or other professional activities.

5)	Any matters that could represent a conflict or potential conflict between a client’s interest and
Cliffwater’s interest must be adequately disclosed to the client.